Exhibit 10.7

Administrative Service Agreement

This Administrative Service Agreement (the “Agreement”) dated this [_______] the day of [_______], 2022 is between Lion Wealth Limited, herein referred to as “Service Provider” and Aquarius II Acquisition Corp., herein referred to as “Customer”.

Service Provider has agreed to provide services to the Customer on the terms and conditions set out in this Agreement, while Customer is of the opinion that Service Provider has the proper and necessary qualifications, experience and abilities to provide services to Customer.

Therefore in consideration of the matters described above, the receipt and sufficiency of which consideration is hereby acknowledged, the Customer and the Service Provider agree as follows:

1.	Scope of Work

The Service Provider is to provide the Customer with the following services (the “Services”): Company Administration.

The services will include any other tasks which the Customer and the Service Provider may agree on.

2.	Term of Agreement

This Agreement will begin on [_______], 2022 and will remain in full force and effect until the completion of the Services. This Agreement may be extended by mutual written agreement of the parties.

3.	Termination

If either party seeks termination of this Agreement, the terminating party must provide a 30 days written notice to the other party.

4.	Compensation

The Customer will provide compensation to the Service Provider of $10,000 per month for the services rendered by the Service Provider as required by this Agreement. Compensation is payable at the completion of services, provided, however, that the Customer may delay payment of such monthly fee upon a determination by the audit committee of the board of directors of the Customer that the Customer lacks sufficient funds held outside of the Trust Account (as defined below) to pay actual or anticipated expenses in connection with an initial business combination. Any such unpaid amount shall accrue without interest and either be due and payable no later than the date of Customer’s initial business combination. If the Customer does not consummate an initial business combination, any accrued and unpaid amounts hereunder shall be forgiven. The Service Provider hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies that may be set aside in a trust account (the “Trust Account”) to be established upon the consummation of the IPO (the “Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever.

IN WITNESS WHEREOF the parties have duly affixed their signatures under hand on this [_______] day of [_______], 2022.

LION WEALTH LIMITED

By:
Name:	Chunning Wang
Title:	Director

AQUARIUS II ACQUISITION CORP.

By:
Name:	Yan Zhang
Title:	Chief Executive Officer